EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of December 23, 2021 (the “Effective Date”), by and between Creek Road Miners, Inc., a Delaware corporation (the “Company”), and Scott D. Kaufman (“Executive”) (collectively, the “Parties,” and each a “Party”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Appendix A of this Agreement.

WITNESSETH:

WHEREAS, Executive currently serves as the Chief Executive Officer of the Company;

WHEREAS, Executive previously entered into an Employment Agreement with Company on March 1, 2021 but effective as of November 24, 2020; and

WHEREAS, as of the Effective Date, the Company and Executive mutually desire to memorialize the terms under which Executive will continue to serve in such capacity and supersede the Employment Agreement (as amended) as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

Section 1. Terms of Employment.

(a) Position; Duties. During the Term of Employment, Executive shall be employed by the Company as Chief Executive Officer of the Company. As Chief Executive Officer, Executive shall have such duties, responsibilities and authority as are commensurate and consistent with his position and as are assigned to him by the Board. Such duties shall include, without limitation, responsibility for all ongoing operations of the Company and responsibility for insuring that the Company meets all stated financial goals and objectives. Specific duties may include preparing materials for and participating in review meetings with the Board (the “Review Meetings”). The Board shall determine from time to time and advise Executive regarding the agenda for the Review Meetings and the required supporting documents and analyses, which are generally expected to include budgets, growth prospects, projections and targets, as well as comparisons with respect to prior periods. The Board shall also determine from time to time the frequency and timing of the Review Meetings. Executive shall devote his full business time and efforts to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board .In such position, during the Term of Employment, Executive shall provide such services to the Company and its Subsidiaries and Affiliates as the Board may request and have such duties and responsibilities as may be assigned from time to time by the Board. Executive shall report to the Board and shall carry out and perform the lawful orders, directions, and policies given to Executive by the Board. Executive agrees to perform faithfully, industriously, and to the best of Executive’s ability, experience and talents, all of the duties and responsibilities, and to exercise the authority, customarily performed, undertaken, and exercised by an employee situated in a similar position and to the satisfaction of the Board. In addition, Executive agrees to serve as an officer and/or director/manager of the Company and/or one or more of the Company’s Subsidiaries and/or Affiliates if elected or appointed, in each case, without additional compensation.

1

(b) Exclusivity. The Executive agrees to devote such time as is reasonably and customarily necessary to perform completely his duties to the Company; provided that the Executive shall spend no less than seventy-five percent (75%) of his business time and attention on the affairs of the Company and its Subsidiaries and Affiliates. Executive shall use best efforts to promote the success of the Company’s and its Subsidiaries’ and Affiliates’ business(es), and agrees to comply with all terms and conditions set forth in the Company’s policy documents and procedures applicable to Executive. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive may (i) manage Executive’s personal investments and affairs, and (ii) participate in non-profit, educational, community or philanthropic activities, in each case, to the extent that such activities, individually or in the aggregate, do not interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement, are not in conflict with and do not interfere with the business interests of the Company or any of its Subsidiaries or Affiliates, do not result in a violation of any covenants by which Executive may be bound, including, without limitation, those provided for in Section 6 below, and do not otherwise compete with the Company or any of its Subsidiaries or Affiliates.

(c) Term of Employment. Executive’s term of employment under this Agreement shall commence on the Effective Date and shall continue through the second (2nd) anniversary of the Effective Date (the “Initial Term”), and shall renew for an additional twelve (12) months (the “Renewal Term”) on the second (2nd) anniversary of the Effective Date and on each subsequent one-year anniversary thereafter, unless terminated by the Company or Executive at least thirty (30) calendar days in advance prior to the end of the Initial Term or Renewal Term (as the case pay be) (a “Non-Renewal”) and subject to earlier termination as provided in Section 4 hereof. The “Term of Employment” shall mean the period commencing on the Effective Date and continuing until terminated in accordance with Section 4 hereof.

(d) Location. Unless otherwise agreed in writing by the Company and Executive, Executive shall be based in Park City, Utah, although Executive understands and agrees that Executive may be required to travel from time to time to perform Executive’s duties.

Section 2. Compensation.

(a) Base Salary. During the Term of Employment, Executive’s annual base salary shall be $250,000 (pro-rated for partial years during the Term of Employment), less applicable taxes and deductions, which amount shall be subject to annual review by the Board (and/or committee thereof), and may be increased but not decreased, from time to time by the Board in its sole discretion (such annual base salary as in effect from time to time, “Base Salary”). From the Effective Date and continuing until the uplisting of the common shares of Company onto a national stock exchange or a Qualified Financing Event (as defined below) (either one a, “Change Event”), the Base Salary shall be paid in in the form of the Company’s Series A Cumulative Convertible Preferred Stock (“Preferred Stock”). Following the Change Event and for the each of the next six months, Executive may elect to receive his base salary in the form of Preferred Stock. Cash compensation shall be payable in accordance with the Company’s normal payroll practices, as in effect from time to time. For purposes of this paragraph, a “Qualified Financing Event,” means the occurrence of a sale of equity securities or securities convertible into equity securities of the Company where the Company receives gross proceeds of at least twelve million dollars ($12,000,000).

2

(b) Annual Bonus. During the Term of Employment and commencing with the fiscal year beginning January 1, 2022, Executive shall be eligible to receive a discretionary annual cash bonus (the “Annual Bonus”) with a target bonus opportunity of 150% of Base Salary (“Target Bonus Opportunity”) and maximum bonus opportunity of 300% of Base Salary, based upon the Executive’s and Company’s performance as determined by the Board (or a committee thereof) in its sole discretion. The payment of the Annual Bonus, if any, will be paid by March 31 in the calendar year following the calendar year to which the Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, and, except as provided in Section 5(a), (d), and (e) hereof, shall be subject to Executive’s continuing employment in good standing (and not having resigned or given notice of Executive’s resignation or been terminated or received notice of Executive’s termination) with the Company through the payment date of the Annual Bonus.

(c) Uplisting Bonus. In addition to the other compensation due to Executive, the Company shall issue to Executive, shares of common stock equal to five percent (5%) of the fully diluted shares of common stock of the Company (the “Stock”), calculated with the inclusion of Executive’s equity stock holdings and shares issuable upon conversion of convertible instruments, preferred stock, options, and warrants, in association with the uplisting of the Company’s common stock to a national exchange (the “Uplisting”). Such Stock shall be delivered to Executive within ten (10) days following the Uplisting.

Section 3. Employee Benefits.

(a) General. During the Term of Employment, Executive shall be eligible to participate in the Company’s employee benefit plans (other than any annual bonus plan not otherwise contemplated herein or any severance plan) generally applicable to other senior executives of the Company, in each case, as may be in effect from time to time, in accordance with their terms, and subject to the eligibility requirements of such plans. Nothing contained herein or otherwise shall be construed to limit the Company’s or any of its Subsidiaries’ or Affiliates’ ability to amend, suspend or terminate any employee benefit plan or policy, at any time, without providing Executive notice, and the right to do so is expressly reserved.

(b) Vacation. During the Term of Employment, Executive shall be entitled to vacation in accordance with the Company’s vacation policy. The terms and conditions of such vacation and all other forms of leave shall be as set forth in the Company’s vacation and leave policies, as they may exist and be amended from time to time. The Company shall have the absolute right and sole discretion to change its vacation and leave policies to the extent permitted by law. Executive shall also be entitled to all paid holidays given by the Company in accordance with the Company’s regular paid holiday policy, as it may exist and be amended from time to time.

3

(c) Reimbursement of Expenses. During the Term of Employment, Executive is authorized to incur business expenses in carrying out Executive’s duties and responsibilities under this Agreement and the Company agrees to promptly reimburse Executive for all such business expenses, subject to necessary documentation and in accordance with the Company’s policies as in effect from time to time. Without limiting the foregoing, during the Term of Employment the Company shall reimburse Executive for Executive’s reasonable business travel expenses (including travel by private plane) expenses and lodging expenses, subject to reasonable substantiation. Executive may undertake business travel to such locations as Executive determines in Executive’s reasonable discretion are necessary to carry out Executive’s duties and responsibilities under this Agreement, including, without limitation, travel to the Company’s offices, site locations, conferences, investment banking offices, and governmental meetings.

(d) Long-Term Incentives. During the Term of Employment, Executive shall be eligible to participate in the Long-Term Equity Bonus Program (LTEBP), or similar program, of the Company.

(e)  Other Benefits. During the Term, (i) the Executive Chairman shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company generally made available to the Company CEO, including but not limited to the Company’s executive car program, financial planning services, executive life insurance program, executive long-term disability program and executive physical program, or any other programs or benefits in each case, to the extent permitted under applicable law, the terms of the applicable plan, program or policy and Company policies; provided that (x) such participation shall be on a basis no less favorable than that available to the Company CEO.

(f) Legal Fees. The Company shall pay to the Executive Chairman or on behalf of the Chairman upon demand or receipt all reasonable legal fees and expenses incurred by him in the performance of the Executive Chairman’s services under this Agreement and or as a result of a termination of employment including any and all such reasonable fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided in this Agreement.

Section 4. Termination of Employment. Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) Death. Automatically upon the date of death of Executive.

(b) Disability. Upon thirty (30) days prior written notice by the Company to Executive of a termination due to Disability.

(c) Termination for Cause. Immediately upon written notice by the Company to Executive of a termination of employment for Cause.

(d) Termination without Cause. Upon thirty (30) days’ prior written notice by the Company to Executive of a termination of employment without Cause (other than due to death or Disability).

4

(e) Termination for Good Reason. Executive may terminate Executive’s employment for Good Reason by providing the Company thirty (30) days’ prior written notice (“Good Reason Notice”) setting forth in reasonable specificity the event that allegedly constitutes Good Reason (a “Qualifying Event”). To be effective, the Good Reason Notice must be provided to the Company within sixty (60) days of the initial occurrence of the Qualifying Event. The Company shall have a cure right during the thirty (30) day Good Reason Notice period, and, if not cured within such period, Executive shall terminate employment within thirty (30) days following the expiration of such cure period; provided, however, that if Executive does not terminate employment within thirty (30) days following the expiration of such cure period, Executive shall not be permitted to terminate employment for Good Reason as a result of such specific Qualifying Event.

(f) Termination without Good Reason. Upon thirty (30) day’s prior written notice by Executive to the Company of Executive’s termination of employment without Good Reason; provided, however, the Company may, in its sole and absolute discretion, by written notice, accelerate such Date of Termination without changing the characterization of such termination as a termination without Good Reason and without payment of any salary, bonus, or other payments, rights or benefits in connection therewith.

(g) Non-Renewal. In the event of a Non-Renewal by either Party, Executive’s employment will terminate on the applicable anniversary of the Effective Date that immediately follows the date on which the written notice of Non-Renewal was given (or earlier, if Executive’s employment terminates in accordance with this Section 4 prior to such anniversary or as mutually agreed by the Company and Executive).

(h) Notice of Termination. Upon the termination of Executive’s employment by the Company for any reason, all positions Executive holds with the Company or any of its Subsidiaries or Affiliates shall immediately terminate. Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other Party of this Agreement. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

5

Section 5. Obligations of the Company upon Termination

(a) Death or Disability, Termination due to Non-renewal by the Company. If during the Term of Employment Executive’s employment is terminated (i) due to Executive’s death (ii) by the Company due to Executive’s Disability, or (iii) due to Non-Renewal by the Company, in each case, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to receive: (1) within thirty (30) days following the Date of Termination (or such earlier time as may be required by applicable law), (x) payment of Executive’s earned but unpaid Base Salary and (y) reimbursement for any unreimbursed but properly incurred expenses in accordance with the terms and conditions of this Agreement, in each case of (x) and (y), earned or incurred, as applicable, through the Date of Termination, and (2) all other vested and non-forfeitable amounts or accrued benefits due to Executive in accordance with and subject to the terms and conditions of the applicable employee benefit plans, programs or policies of the Company or its Subsidiaries or Affiliates, as applicable (collectively, the “Accrued Amounts”). In addition to the Accrued Amounts, subject to Section 5(f) and (g) below and Executive’s continued compliance with the covenants by which Executive may be bound, including, without limitation, those set forth in Section 6 hereof, Executive shall be entitled to receive the Annual Bonus earned but unpaid with respect to the year prior to the year in which the Date of Termination occurs (the “Unpaid Prior Year Bonus”), if any, which shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date such bonus would be paid if Executive had remained an employee of the Company, if later. Following such termination of Executive’s employment by reason of death or Disability, or due to Non-Renewal by the Company, in each case, except as set forth in this Section 5(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Termination for Cause. If during the Term of Employment Executive’s employment is terminated by the Company for Cause, Executive shall be entitled only to receive the Accrued Amounts. Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b), Executive shall have no further rights to any compensation or any benefits under this Agreement.

(c) Termination by Executive without Good Reason or due to Non-Renewal by Executive. If during the Term of Employment Executive’s employment is terminated (i) by Executive without Good Reason or (ii) due to a Non-Renewal by Executive, in each case, in addition to the Accrued Amounts, subject to Section 5(f) and (g) below and Executive’s continued compliance with the covenants by which Executive may be bound, including, without limitation, those set forth in Section 6 hereof, Executive shall be entitled to receive the Unpaid Prior Year Bonus, if any, which shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date such bonus would be paid if Executive had remained an employee of the Company. Following such termination of Executive’s employment without Good Reason or due to a Non-Renewal by Executive, in each case, except as set forth in this Section 5(c), Executive shall have no further rights to any compensation or any benefits under this Agreement.

(d) Termination without Cause or by Executive for Good Reason not During the Change of Control Protection Period. If during the Term of Employment Executive’s employment is terminated (i) by the Company without Cause (excluding due to death or Disability) or (ii) by Executive for Good Reason, and in each case such Date of Termination occurs before or after the Change of Control Protection Period, in addition to the Accrued Amounts, subject to Section 5(f) and (g) below and Executive’s continued compliance with the covenants by which Executive may be bound, including, without limitation, those set forth in Section 6 hereof, Executive shall be entitled to receive:

6

(i) the Unpaid Prior Year Bonus, if any, which Unpaid Prior Year Bonus shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date such bonus would be paid if Executive had remained an employee of the Company;

(ii) subject to the satisfaction of the applicable performance goals for the applicable calendar year in which the Date of Termination occurs, the Annual Bonus, if any, in respect of such calendar year had the Executive remained employed in good standing with the Company through the payment date, which Annual Bonus, if any, shall be pro-rated (determined by multiplying the amount of such Annual Bonus which would be due in respect of the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that Executive was employed by the Company and the denominator of which is the number of days in such calendar year) (the “Pro-Rata Bonus”), which Pro-Rata Bonus, if any, shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date such bonus would be paid if Executive had remained an employee of the Company; and

(iii) an amount of cash equal to two (2) times the sum of Executive’s Base Salary and Target Bonus Opportunity (such resulting amount, the “Severance Payments”), which Severance Payments, if any, the Company shall pay in substantially equal installments over the twelve (12) month period following the Date of Termination in accordance with the Company’s regular payroll practices; provided, however, that the first payment shall be made on the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and shall include payments of any amounts that would otherwise be due prior thereto.

Following such termination of Executive’s employment before or after the Change of Control Protection Period by the Company without Cause (excluding due to death or Disability) or by Executive for Good Reason, in each case, except as set forth in this Section 5(d), Executive shall have no further rights to any compensation or any benefits under this Agreement.

(e) Termination without Cause or by Executive for Good Reason During Change of Control Protection Period. If during the Term of Employment Executive’s employment is terminated (i) by the Company without Cause (excluding due to death or Disability) or (ii) by Executive for Good Reason, and in each case such Date of Termination occurs during the Change of Control Protection Period, in addition to the Accrued Amounts, subject to Section 5(f) and (g) below and Executive’s continued compliance with the covenants by which Executive may be bound, including, without limitation, those set forth in Section 6 hereof, Executive shall be entitled to receive:

7

(i) the Unpaid Prior Year Bonus, if any, payable in accordance with Section 5(d)(i);

(ii) the Pro-Rata Bonus, if any, payable in accordance with Section 5(d)(ii); and

(iii) an amount of cash equal to three (3) times the sum of Executive’s Base Salary and Target Bonus Opportunity (such resulting amount, the “Enhanced Severance Payments”), which Enhanced Severance Payments, if any, the Company shall pay on the sixtieth (60th) day following the Date of Termination.

Following such termination of Executive’s employment during the Change of Control Protection Period by the Company without Cause (excluding due to death or Disability) or by Executive for Good Reason, in each case, except as set forth in this Section 5(e), Executive shall have no further rights to any compensation or any benefits under this Agreement.

(f) Waiver and Release. Notwithstanding any provision herein to the contrary, and as a condition precedent to payment of any Unpaid Prior Year Bonus, Pro-Rata Bonus, Severance Payments, or Enhanced Severance Payments (collectively, the “Severance Benefits”) Executive shall execute, deliver and shall not revoke, a release of claims in favor of the Company and its Subsidiaries and its and their respective Affiliates in substantially the form attached hereto as Appendix B (the “Release”), and any revocation period applicable to such Release must have expired no later than the sixtieth (60th) day following the Date of Termination. If Executive fails to execute and deliver the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such Release following its execution, Executive shall not be entitled to any Severance Benefits.

(g) Severance Benefits. In addition to the rights and remedies available to the Company under this Agreement, and not in any way in limitation of any right or remedy otherwise available to the Company, if Executive violates any material term of this Agreement, including, for the avoidance of doubt, the covenants set forth in Section 6, or any other agreement between the Company or its Subsidiaries or Affiliates and Executive, then the Company’s obligation to pay the Severance Benefits or to cause the Severance Benefits to be paid and Executive’s right to receive such Severance Benefits shall terminate and be of no further force or effect.

(h) Treatment of Equity. Upon termination of Executive’s employment hereunder Executive’s equity and equity-based awards with respect to the Company shall be treated in accordance with the applicable plans and agreements governing such equity and equity-based awards. In the event the Executive Chairman’s employment is terminated by the Company other than for Cause, all the outstanding equity and or equity-based awards or stock options will be converted into common stock of the company or if stock options converted into common stock of the company on a cashless basis on the date of such termination.

8

Section 6. Restrictive Covenants.

(a) Confidential Information.

i. Executive acknowledges that Executive’s employment with the Company will result in Executive’s exposure, access, and contribution to Confidential Information. Except as within the lawful and authorized performance of Executive’s duties and obligations, or as provided in Section 6(a)(ii) below, Executive shall not, at any time during Executive’s employment with the Company or thereafter, directly or indirectly, use, disclose, exploit, or make available to any other person or entity any Confidential Information, including for Executive’s own personal use or advantage or for the use or advantage of any person or entity other than the Company Entities.

ii. In accordance with the employee immunity provisions under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Executive from, or expose Executive to criminal or civil liability under federal or state trade secret law for: (A) filing a charge or complaint with, communicating with, participating in any investigation or proceeding that may be conducted by, or otherwise directly or indirectly sharing any Company Entity’s trade secrets or other Confidential Information (except information protected by any Company Entity’s attorney-client or work product privilege) with law enforcement, an attorney, or any federal, state, or local government agencies, regulators, or officials (including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, and equivalent state and local agencies), without notice to the Company Entities, or (B) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal.

(b) Legal Process; Cooperation.

i. Except as provided in Section 6(a)(ii), above, Executive agrees that in the event Executive is served with a subpoena or any other legal or regulatory process that may require Executive to disclose any Confidential Information, whether during Executive’s employment or thereafter, Executive will immediately notify the Board and provide a copy of such subpoena or other legal or regulatory process, unless such subpoena or other legal process or regulatory process (A) is from a court or governmental agency, and (B) explicitly prohibits Executive from doing so.

ii. Executive agrees that during Executive’s employment with the Company and thereafter, Executive shall provide reasonable and timely cooperation, without additional compensation, in connection with (A) any actual or threatened litigation, investigation, or other matter, or proceeding (whether conducted by or before any court, regulatory, self-regulatory or governmental entity, or by or on behalf of any Company Party), that relates to events occurring during Executive’s employment at the Company or about which the Company otherwise believes Executive may have relevant information; (B) the transitioning of Executive’s role and responsibilities to other personnel; and (C) the provision of information in response to the Company’s requests and inquiries in connection with Executive’s separation. Executive’s cooperation shall include being available to (1) meet with and provide information to the Company Parties and their counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and (2) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed. The Company shall try to schedule Executive’s cooperation pursuant to this Section so as not to unduly interfere with Executive’s other personal or professional pursuits.

9

(c) Protected Property. Executive acknowledges and agrees that all the Company’s Protected Property coming into Executive’s possession, custody, or control during the course of Executive’s employment with the Company is the sole property of the Company Parties. Upon the termination of Executive’s employment with the Company, or upon the request of the Company at any time, Executive agrees to promptly deliver all Protected Property to the Company, without retaining a copy of any such property. At no time will Executive remove or copy or cause to be removed from the premises of the Company any original or copy of any Protected Property except in furtherance of Executive’s proper duties to the Company and in accordance with the terms of this Agreement and all applicable Company policies and procedures.

(d) Work Product. Executive agrees all Work Product shall be and remain the sole and exclusive property of the Company. To the maximum extent allowable by law, any Work Product subject to copyright protection shall be considered “works made for hire” for the Company under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that Executive otherwise has or retains any ownership or other rights in any Work Product (or any intellectual property rights therein) anywhere in the world, Executive hereby assigns and transfers to the Company all such rights, including the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created, invented, developed, or reduced to practice. The Company shall have the full worldwide right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). Executive shall, whenever requested to do so by the Company (whether during Executive’s employment or thereafter), execute any and all applications, assignments, and/or other instruments, and do all other things (including cooperating in any matter or giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (i) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product; (ii) assign, transfer, convey, or otherwise make available to the Company any right, title, or interest which Executive might otherwise have in any Work Product; and/or (iii) confirm the Company’s right, title, and interest in any Work Product. Executive shall promptly communicate and disclose all Work Product to the Company and, upon request, report upon and deliver all such Work Product to the Company. Executive shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company Entities, whether during Executive’s employment or thereafter.

(e) Non-Solicitation. Executive agrees that during Executive’s employment with the Company and the Non-Solicit Restricted Period, Executive shall not, without the express written consent of the Board (which consent may be granted or withheld in the Board’s sole and absolute discretion), whether on behalf of or for the benefit of Executive or any other person or entity, whether as an employee, principal, partner, owner, officer, director, individual, member, consultant, contractor, volunteer, representative, agent, or in any other capacity whatsoever, and whether or not for compensation, directly or indirectly: (A) solicit, induce, or encourage the resignation or termination of, or attempt to solicit, induce, or encourage the resignation or termination of, any member, partner, principal, owner, officer, director, employee, contractor, consultant, or other business relation of any of the Company Parties; (B) interfere, or attempt to interfere, in any way with the relationship between any of the Company Parties, on the one hand, and any of their respective members, partners, principals, owners, officers, directors, employees, contractors, consultants, or other business relations on the other hand; or (C) solicit, hire, recruit, employ, engage, or retain; or allow Executive’s name to be used in connection with the solicitation, hiring, recruiting, employing, engaging, or retention of, any person or entity who as of such date, or at some time during the twelve (12) months preceding such date, is or was a member, partner, principal, owner, officer, director, employee, contractor, consultant, or other business relation of any of the Company Parties.

10

(f) Non-Competition. Executive acknowledges that during the course of Executive’s employment with the Company, its Subsidiaries, and Affiliates, Executive will become familiar with the Company’s trade secrets and Confidential Information, that Executive will represent and embody the goodwill of the Company in Executive’s dealings with others, and that Executive’s services will be of special, unique, and extraordinary value to the Company, and, therefore, and as a further material inducement for the Company to employ Executive under this Agreement, Executive agrees that during Executive’s employment with the Company and for Non-Competition Restricted Period, Executive shall not, without the express written consent of the Board (which consent may be granted or withheld in the Board’s sole and absolute discretion), directly or indirectly: (i) advise or participate in the formation or management of any Competing Business; (ii) render any services to a Competing Business (whether as a partner, member, principal, employee, consultant, volunteer, or otherwise); or (iii) own any portion of, or be associated in any way with, any Competing Business; provided, however, that nothing in this Agreement shall preclude Executive from investing Executive’s personal assets in the securities of any Competing Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in Executive beneficially owning, at any time, more than two percent (2%) of such Competing Business.

(g) Non-Disparagement; Non-Publicity.

i. Except as provided in Section 6(a)(ii), above, as otherwise approved in writing by the Board, or within the lawful and authorized scope of Executive’s employment, Executive agrees that, both during and after Executive’s employment with the Company, Executive will not, whether in private or in public, whether orally, in writing, or otherwise, whether directly or indirectly, (i) make, publish, encourage, ratify, or authorize; or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, denigrate, reflect negatively on, or disparage any of the Company Parties, or place any of the Company Parties in a negative light, in any manner whatsoever; (ii) comment upon or discuss any of the Company Parties (whether disparagingly or otherwise) in, on, to, or through any Media; (iii) make any statement, posting, or other communication (including on or through any Media) that purports to be on behalf of any Company Party, or which a third party may perceive (A) has been authorized, approved, or endorsed by a Company Party, or (B) reflects the views of any Company Party; (iv) share, post, transmit, or upload any material related to any of the Company Parties with, to, through, or on any Media; (v) utilize any Company Party’s logos, graphics, trade names, or trademarks on any Media or for any other purpose; or (vi) aid, assist, or direct any other person or entity to do any of the foregoing.

11

ii. The Company agrees that it will instruct its senior officers not to make any untruthful and disparaging statements regarding Executive, nor publicly, in writing or otherwise, directly or indirectly, make, publish or direct any other person or entity in making or publishing, any statements that in any way are untruthful and disparaging regarding Executive, provided, however, that this non-disparagement covenant shall not limit the Company’s ability to exercise any and all rights hereunder, comply with any disclosure or reporting obligations, assess the Executive’s employment and performance, or otherwise provide truthful information about Executive, Executive’s employment, and this Agreement, or the termination of any of the foregoing, and provided, further, that nothing herein shall prevent any Company employee from exercising any legally protected right.

(h) Reasonableness/Tolling. Executive hereby acknowledges that the limitations set forth in Sections 6(a) through 6(g) of this Agreement are fair and reasonable, and will not prevent Executive from earning a livelihood after the termination of Executive’s employment with the Company. Executive recognize that these restrictions are appropriate based on the special and unique nature of the services Executive will render, the access to the Company’s Confidential Information that Executive will enjoy as a result of Executive’s employment and position with the Company, and the risks that the Company will face absent such restrictions. Executive agrees that should Executive breach any of the provisions of Sections 6(a), 6(e), or 6(f), above, the running of the Non-Solicit Restricted Period and/or the Non-Competition Restricted Period shall be tolled during the period of such breach.

(i) Remedy for Breach. Executive agrees that Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 of this Agreement will result in irreparable and continuing damage to the Company Parties for which there is no adequate remedy at law. Thus, the Company Parties shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain any such breach or threatened breach.

Section 7. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or other restriction with any other person or entity, which would be breached by entering into this Agreement, (c) Executive has not engaged in any conduct (or aided or assisted any other person or entity to engage in any conduct or cover-up of such conduct), whether within the scope of Executive’s employment at a previous employer or otherwise, that could cause any damage to the Company’s or any of its Subsidiaries’ or Affiliates’ reputation or business or the Company’s or any of its Subsidiaries’ or Affiliates’ employees, including, but not limited to, any conduct constituting sexual misconduct, sexual harassment, harassment or discrimination and (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Parties, enforceable in accordance with its terms. Executive agrees to immediately notify the Company, in writing, if any representation in this Section 7 is or becomes untrue or inaccurate at any time. In addition, should Executive become aware of any reason that Executive cannot remain employed by the Company or fully execute Executive’s responsibilities for the Company, or should a former employer or any other person or entity allege that Executive is in violation of any obligation to such person or entity or if Executive believes any violation of law exists relating to the Company, Executive promises to immediately so notify the Board in writing.

12

Section 8. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the Parties. No waiver by either of the Parties of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 9. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via electronic mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via electronic mail, five (5) days after deposit in the U.S. mail and one (1) day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Creek Road Miners, Inc.

2700 Homestead Road, Suite 50

Park City, UT 84098

Attention:    Scott A. Sheikh, General Counsel

Email:          SSheikh@CreekRoadMiners.com

If to Executive, to Executive’s physical and/or email address most recently on file with the Company with a copy (which shall not constitute notice) to such other persons as may be designated by Executive in writing.

Section 10. Section Headings; Mutual Drafting. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.

Section 11. Entire Agreement. This Agreement, including Appendix A and B attached hereto and incorporated herein by reference, and the Indemnification Agreement constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties and any other person or entity relating to the employment of Executive.

13

Section 12. Survival of Operative Sections. Upon any termination of Executive’s employment, the provisions of this Agreement (together with any related definitions set forth in herein) shall survive to the extent necessary to give effect to the provisions thereof.

Section 13. Binding Effect; Counterparts. This Agreement shall be binding and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature. Electronic copies of this Agreement shall have the same force and effect as the original.

Section 14. Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delware , without regard to its conflict of laws rules. The parties hereto hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought in any court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum. Each party hereto waives any right to trial by jury.

Section 15. Miscellaneous. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any Party, regardless of which Party drafted this Agreement or any provision hereof. For purposes of this Agreement, the connectives “and,” “or” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope and “including” shall be construed as “including without limitation.” The definitions for all defined terms in this Agreement shall apply equally to both the singular and plural forms of such terms.

Section 16. Set Off. The Company’s obligation to pay or cause to be paid Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or any of its Subsidiaries and/or Affiliates to the extent permitted by Section 409A.

Section 17. Assignment. This Agreement may be assigned by the Company to an affiliated entity or to any successor assignee of the Company with or without Executive’s consent. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such assigned party. Executive may not assign or delegate Executive’s rights and/or obligations under this Agreement. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force or effect.

14

Section 18. Taxes. The Company or any of its Affiliates may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes as shall be required by law.

Section 19. Indemnification. It shall be a condition to Executive’s commencement of services under this Agreement that the Company and Executive shall have entered into an Indemnification Agreement in the form of Exhibit A hereto (“Indemnification Agreement”).

Section 20. Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any of its Affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 20, be (x) nondeductible under Section 280G of the Code and/or (y) subject to the excise tax imposed under Section 4999 of the Code (or any successor provisions applicable to such Sections) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, is subject to the Excise Tax; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any reductions hereunder shall be made in accordance with Section 409A and the following: (A) the payments and benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (B) all other payments and benefits shall then be reduced as follows: (I) cash payments shall be reduced before non-cash payments; and (II) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. Any determination required under this Section 20, including, but not limited to, whether any payments or benefits are or could be “parachute payments” within the meaning of Section 280G of the Code, shall be determined by the Board (or its designee).

Section 21. Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A, or shall comply with the requirements of such provision and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Section 409A.

15

Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. Each payment under this Agreement or otherwise in a series of payments shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

Notwithstanding any provision in this Agreement to the contrary, if on the date of Executive’s termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A that would otherwise be paid or provided during the first six months following such Date of Termination shall be paid in a lump sum or provided (in each case, without interest) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

Notwithstanding any of the foregoing to the contrary, the Company and its Affiliates and its and their respective officers, managers, directors, employees or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability, including, without limitation, for any tax, interest, penalty or damage, for the failure of the terms of this Agreement to comply with, or be exempt from, the provisions of Section 409A.

[Signature Page Follows]

16

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY

By:	/s/ Scott A. Sheikh
Scott A. Sheikh, General Counsel

EXECUTIVE

By:	/s/ Scott D. Kaufman
Scott D. Kaufman

Signature Page to Executive Chairman Employment Agreement

17

Exhibit B

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of December ___, 2021 by and among Creek Road Miners, Inc., a Delaware corporation (the “Company”), and Scott D. Kaufman (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The certificate of incorporation and the bylaws of the Company require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to Section 145 of the General Corporation Law of the State of Delaware (“GCL”). The certificate of incorporation and the GCL expressly provide that the indemnification provisions set forth therein are not intended to be exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

18

WHEREAS, this Agreement is a supplement to and in furtherance of the certificate of incorporation and the bylaws of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company as an officer on the condition that Indemnitee be further indemnified.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as an officer after the date hereof, the parties hereto agree as follows:

1. Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company with respect to the matter claimed for indemnification unless and to the extent that any court of the State of New York or the court in which such action or suit was brought shall determine that such indemnification may be made.

19

(c) Indemnification for Expenses of a Party Who is Successful on the Merits or Otherwise. Notwithstanding and in addition to any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2. Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including, without limitation, a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 of this Agreement) to be unlawful.

3. Contribution.

(a) Whether or not the indemnification provided in Sections 1 and 2 of this Agreement is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of expenses (including, without limitation, attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the Law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

20

(c) The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

4. Indemnification for Expenses of a Witness or in Response to a Subpoena. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee, by reason of Indemnitee’s Corporate Status, is a witness, or receives a subpoena, in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses paid or incurred by Indemnitee in connection therewith and in the manner set forth in this Agreement.

5. Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free and made without regard to Indemnitee’s ability to repay such advances.

21

6. Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the GCL and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) of this Agreement, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (1) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, (2) by a majority vote of a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (3) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel (as hereinafter defined) in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board, by the stockholders of the Company.

(c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) of this Agreement, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board. Indemnitee may, within 10 days after such written notice of selection shall have been given, deliver to the Company, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a reasonable written objection is made, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) of this Agreement, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition any Court in the State of New York or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) of this Agreement. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) of this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

22

(d) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on: (i) the records or books of account of the Enterprise (as hereinafter defined) (including, without limitation, financial statements); (ii) information supplied to Indemnitee by the officers of the Enterprise in the course of their duties; (iii) the advice of legal counsel for the Enterprise; or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f) If the person, persons or entity empowered or selected under this Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to item (4) of Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

23

(g) Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including, without limitation, attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

7. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of New York, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking adjudication within one (1) year following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.

24

(b) In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b) of this Agreement.

(c) If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

25

(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation and the bylaws of the Company, any agreement, a vote of stockholders, a resolution of the Board or otherwise. No amendment, alteration or repeal of this Agreement or of any provision of this Agreement shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the GCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the certificate of incorporation, the bylaws of the Company and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, the Company shall obtain coverage for Indemnitee under such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms of this Agreement, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

26

(e) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9. Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of Company securities pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c) subject to Section 7(d), in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee (including, without limitation, any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees), unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

10. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an executive of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter for (i) an additional three (3) years or (ii) so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 of this Agreement) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement, whichever such additional term is longer. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including, without limitation, any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11. Security. To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

27

12. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter of this Agreement.

13. Definitions. For purposes of this Agreement:

(a) “Corporate Status” means the status of a person who is or was a director, officer, employee, agent or fiduciary of or consultant to the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(b) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c) “Enterprise” means the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(d) “Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(e) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

28

(f) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; but excluding any such proceeding initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision of this Agreement conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar) nor shall such waiver constitute a continuing waiver.

16. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

29

17. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)	To Indemnitee at the address set forth on the signature page hereto.

(b)	To the Company at:

Creek Road Miners, Inc.
2700 Homestead Road, Suite 50
Park City, UT 84098

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20. Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delware , without regard to its conflict of laws rules. The parties hereto hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought in any court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum. Each party hereto waives any right to trial by jury.

[THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

30

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY

By:
Scott A. Sheikh, General Counsel

INDEMNITEE

By:
Scott D. Kaufman

Address: ________________________________________

_______________________________________________

(Signature Page to Indemnification Agreement)

31

Appendix A

DEFINITIONS

As used in the Agreement, the following words and phrases shall have the following meanings:

(a)	“Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Company Entities” shall mean the Company and each and all of the Company’s respective Subsidiaries and Affiliates, including each and all of their respective advisory, management, and/or partner entities, and any successor or any permitted transferee thereof.

(d)	“Company Parties” shall mean, collectively, each and all of the Company Entities and each and all of their respective shareholders, interest holders, unit holders, advisors, managers, officers, directors, partners, principals, members, employees, fiduciaries, representatives, and agents.

(e)	“Confidential Information” shall mean any and all nonpublic information, confidential information, proprietary information, trade secrets, or other sensitive information (whether in oral, written, electronic, or any other form) concerning, created by, or relating to any of the Company Parties, including any and all information relating to the business, assets, operations, budgets, strategies, studies, compilations, policies, procedures, organization, processes, personal information (including personal information about any current or former employees, members, partners, principals, owners, equityholders, officers, agents, business associates, or representatives of any of the Company Parties, or the family members of any of the foregoing), business developments, investment or business arrangements, negotiations, prospective or existing commercial agreements, costs, revenues, performances, research, profiles, valuations, valuation models or analyses, profits, tax or financial structure, positions or products, financial models, financial results or analyses, other financial affairs, actual or proposed opportunities, acquisitions, transactions or investments, results, assets, current or prospective suppliers, customers, clients, investors, marketers, advertisers, vendors, current or prospective supplier, customer, or client lists (including their identity, addresses, contact persons, and/or status, preferences, strategies, or needs), internal controls, diligence or vetting process, security procedures, contingencies, marketing plans, databases, pricing, risk management, credit files, strategies, techniques, methods of operation, market consultants, computer programs, passwords, patent applications, information technology infrastructure, products, services, systems, designs, inventions, existing and contemplated properties, technical analyses, geologic surveys, or any other information, documents, or materials that (A) may be identified as confidential or proprietary, (B) is required to be maintained as confidential under governing law or regulation or under an agreement with any third parties, and/or (C) would otherwise appear to a reasonable person to be confidential or proprietary. Confidential Information shall not include any information that is generally known to the public or is publicly available other than as a result of Executive’s breach of this Agreement. For purposes of this Agreement,

32

(f)	“Cause” shall mean: (i) Executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) Executive’s gross negligence with regard to the Company or any Affiliate in respect of Executive’s duties for the Company or any Affiliate; (iii) Executive’s willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate economically or reputation-wise; (iv) Executive’s material breach of this Agreement, any other material agreement between Executive and Company, including, but not limited to, any incentive or equity or equity-based award or agreement, or any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to Executive specifying the manner in which the agreement or policy has been materially breached; or (v) Executive’s continued or repeated failure to perform Executive’s duties or responsibilities to the Company or any Affiliate at a level and in a manner satisfactory to the Board in its sole discretion, which failure has not been cured to the satisfaction of the Board following notice to Executive. To the extent Executive is terminated as a member of the Board or the board of directors of any Subsidiary of the Company, “Cause” shall include a termination of such directorship for “cause” as determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. Any voluntary termination of Executive’s employment in anticipation of a termination of Executive’s employment by the Company for Cause shall be deemed to be a termination by the Company for Cause.

(g)	“Change of Control” shall mean the occurrence, after the Effective Date, of any of the following events; provided, however, that for purposes of this Agreement an event shall not qualify as a “Change of Control” unless such event also constitutes a “change in control event,” as defined in Treasury Regulations Section 1.409A-3(i)(5):

i.	any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or any Subsidiary or Affiliate, (2) any acquisition by the Company or any Subsidiary or Affiliate, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition pursuant to a transaction which complies with clauses (A) or (B) of Section (g)(iii) of this Glossary, below, or (5) any acquisition of additional securities by any Person who, as of the Effective Date, held 15% or more of either (x) the Outstanding Company Common Stock or (y) the Outstanding Company Voting Securities;

33

ii.	a majority of the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason during any twelve (12)-month period to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

iii.	consummation by the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or equivalent governing authority) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h)	“Change of Control Protection Period” means the period beginning on the occurrence of a Change of Control and ending twelve (12) months thereafter.

(i)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

34

(j)	“Common Stock” shall mean the Common Stock of the Company, $0.01 par value per share.

(k)	“Competing Business” shall mean (i) the selling, distributing, transporting, trading, or marketing of liquefied natural gas inside or outside of the United States; (ii) the designing, permitting, constructing, developing or operating of liquefied natural gas facilities inside or outside of the United States; or (iii) the financing of liquefied natural gas facilities inside or outside of the United States.

(l)	“Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to Non-Renewal by either the Company or Executive, the last day of the Initial Term or then current Renewal Term, as applicable, and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall not be a date prior to the date such Notice of Termination is given or the expiration of any required notice or cure period; and provided further that in the case of termination of employment by Executive, Executive may not elect to use accrued vacation (if any) or other paid leave to avoid working during the notice period, nor may Executive otherwise cease reporting to work during the notice period, in either case, unless agreed to by the Company in writing.

(m)	“Disability” shall mean that Executive has experienced a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code. The determination of whether Executive has experienced a Disability shall be determined under procedures established by the Compensation Committee of the Board.

(n)	“Exchange Act” shall mean U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)	“Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent (i) a material diminution in Executive’s Base Salary; (ii) Executive ceases to be the senior most executive of the Company; (iii) any requirement that Executive relocate his primary residence more than fifty (50) miles from its then-current location; or (iv) a material breach by the Company of the Agreement.

(p)	“Media” shall mean any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as Instagram, Snapchat, or the like), or otherwise.

(q)	“Non-Competition Restricted Period” shall mean the twelve (12) month period following the Date of Termination (regardless of whether Executive resigns or is terminated, or the reason for any such resignation or termination).

35

(r)	“Non-Solicit Restricted Period” shall mean the twelve (12) month period following the Date of Termination (regardless of whether Executive resigns or is terminated, or the reason for any such resignation or termination).

(s)	“Notice of Termination” shall mean a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the “Date of Termination” is other than the date of receipt of such notice, specifies the termination date.

(t)	“Protected Property” shall mean all property, proprietary materials, Confidential Information, documents, records, files, memoranda, emails, computer media, software, equipment (including laptops, smartphones, and other devices), system and software login information, passwords, access codes, authorization codes (to the extent such codes relate in whole or in part to the Company Parties’ respective businesses, data rooms, systems, sites, or information), telephone numbers, email addresses, messaging contact information, identification cards, keys, and any other materials in any form (whether paper, electronic, or otherwise, and all copies thereof) relating or belonging to any of the Company Parties.

(u)	“Section 409A” shall mean Section 409A of the Code.

(v)	“Subsidiary” shall mean a corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests, or as to which the Company or one of its Affiliates serves as general or managing partner or in a similar capacity.

(w)	“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Treasury Department, as amended.

(x)	“Work Product” shall mean, individually and collectively, any and all developments, improvements, inventions, discoveries, creations, formulae, algorithms, processes, systems, interfaces, protocols, concepts, programs, products, risk management tools, methods, designs, and works of authorship, and any and all documents, information (including Confidential Information), or things relating thereto, whether patentable or not, within the scope of or pertinent to any business, research, or development in which the Company or any other Company Entity is engaged or (if such is known to or ascertainable by Executive) considering engaging, which Executive may conceive, make, author, create, invent, develop, or reduce to practice, in whole or in part, during Executive’s employment with the Company or affiliation with any of the Company Parties, whether alone or working with others, whether during or outside of normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property.

36